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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[  ] Form 3 Holdings Reported

[  ] Form 4 Transactions Reported

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1. Name and Address of Reporting Person*

  WENTZ                  Sidney                    F.
-------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

  One White Deer Lane
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                                    (Street)

  Morristown                           NJ                             07960
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   (City)                           (State)                           (Zip)


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2. Issuer Name and Ticker or Trading Symbol

           ACE Limited (NYSE:ACL)

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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

           September 1998
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5. If Amendment, Date of Original (Month/Year)

       11/13/1998
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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)


           -------------------------------------------------
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7. Individual or Joint/Group Filing
   (Check applicable line)

   [ X ] Form filed by one Reporting Person
   [   ] Form filed by more than one Reporting Person

===============================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
===============================================================================

                                                                                                 5.            6.
                                                                 4.                              Amount of     Owner-
                                                                 Securities Acquired (A) or      Securities    ship
                                                                 Disposed of (D)                 Beneficially  Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End  Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's   (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year   Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3     (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             & 4)          (Instr.4) (Instr. 4)
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


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Ordinary Shares                       2/6/98         A(1)            12          A      (1)
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Ordinary Shares                       2/6/98         A(1)            356         A      (1)
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Ordinary Shares                       5/7/98         A(1)            33          A      (1)
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Ordinary Shares                       8/5/98         A(1)            35          A      (1)       6,218(2)       D
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Ordinary Shares                                                                                   6,000(2)       I       By spouse
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
*    If the form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                (Print or Type responses)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

===============================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-  11.
                    sion                       Number of                       Title and Amount           Secur-    ative   Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-  of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:    In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct  direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or  Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-     ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct  Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)     ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr. (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)      4)
-----------------------------------------------------------------------------------------------------------------------------------


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===================================================================================================================================
Explanation of Responses:

(1) Represents Ordinary Shares granted as a director retainer award or committee chairman award pursuant to the ACE Limited 1995 Outside Directors Plan, which plan meets the requirements of Rule 16b-3. Such Ordinary Shares will vest on February 4, 1999 assuming the reporting person is a director of ACE
    Limited on such date.
(2) On February 17, 1998, the Ordinary Shares of ACE Limited split 3-for-1. As the February 6, 1998 transaction occurred prior to that date, it is reported on a pre-split basis. The totals in column 5 have been adjusted, however, to give effect to the stock split.


Signed for Sidney F. Wentz pursuant to a power of attorney on file with the Securities and Exchange Commission


  /s/  Keith P. White                                       January 8, 1999
--------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

  Alternatively, this Form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.


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